Exhibit 99.01

414 Nicollet Mall
Minneapolis, MN 55401

October 25, 2007

INVESTOR RELATIONS EARNINGS RELEASE

XCEL ENERGY ANNOUNCES THIRD QUARTER 2007 EARNINGS

MINNEAPOLIS — Xcel Energy Inc. (NYSE: XEL) announced income from continuing operations of $246 million, or 57 cents per share on a diluted basis, for the third quarter of 2007, compared with $214 million, or 50 cents per share, in the third quarter of 2006.

Net income for the quarter, which includes the impact of discontinued operations, was $252 million, or 58 cents per share, in 2007, compared with $224 million, or 53 cents per share, in 2006.

Xcel Energy’s total earnings for the third quarter of 2007 included the following:

•                  Regulated utility earnings from continuing operations were $260 million, or 60 cents per share, compared with $217 million, or 50 cents per share, in 2006.

•                  Holding company and other costs from continuing operations were $13 million, or 3 cents per share, compared with costs of  $1 million, or less than 1 cent per share in 2006.

•                  Results from discontinued operations for 2007 were earnings of $5 million, or 1 cent per share, compared with earnings of $11 million, or 3 cents per share, in 2006.

Higher third quarter 2007 earnings from continuing operations were primarily attributable to higher electric margin, reflecting the positive impact of the 2007 Colorado rate increase, higher rider recovery for the Metro Emission Reduction Project (MERP) in Minnesota and sales growth.  In addition, a Minnesota Commission order to extend the depreciation lives of certain assets reduced depreciation expense for the quarter.  Partially offsetting these positive factors were higher operating and maintenance expenses, higher financing costs and a higher effective tax rate.

“We had another strong quarter demonstrating continued evidence of successful execution of our strategy,” said Richard C. Kelly, chairman, president and chief executive officer.  “As a result, we are increasing our 2007 annual guidance for earnings from continuing operations from   $1.30 to $1.40 per share to $1.38 to $1.42 per share.

“In addition, we are initiating earnings guidance for 2008 with the range of $1.45 to $1.55 per share,” said Kelly.

At 9 a.m. CDT today, Xcel Energy will host a conference call to review third quarter financial results.  To participate in the conference call, please dial in five to ten minutes prior to the scheduled start and follow the operator’s instructions.

US Dial-In:

(800) 218-0713

International Dial-In:	(303) 275-2170

The conference call also will be simultaneously broadcast and archived on Xcel Energy’s Web site at www.xcelenergy.com.  To access the presentation, click on Investor Information.  If you are unable to participate in the live event, the call will be available for replay from 11 a.m. CDT on October 25 through 11:59 p.m. CDT on October 26.

Replay Numbers

US Dial-In:

(800) 405-2236

International Dial-In:	(303) 590-3000
Access Code:	11098672

Except for the historical statements contained in this release, the matters discussed herein, including our 2007 and 2008 full year EPS guidance and assumptions and our capital expenditure forecast, are forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions. Actual results may vary materially. Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them to reflect changes that occur after that date. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit and its impact on capital expenditures and the ability of Xcel Energy and its subsidiaries to obtain financing on favorable terms; business conditions in the energy industry; actions of credit rating agencies; competitive factors, including the extent and timing of the entry of additional competition in the markets served by Xcel Energy and its subsidiaries; unusual weather; effects of geopolitical events, including war and acts of terrorism; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rates or have an impact on asset operation or ownership; structures that affect the speed and degree to which competition enters the electric and natural gas markets; costs and other effects of legal and administrative proceedings, settlements, investigations and claims; actions of accounting regulatory bodies; and the other risk factors listed from time to time by Xcel Energy in reports filed with the Securities and Exchange Commission (SEC), including Risk Factors in Item 1A and Exhibit 99.01 of Xcel Energy’s Annual Report on Form 10-K for the year ended Dec. 31, 2006.

For more information, contact:

Paul Johnson, Managing Director, Investor Relations	(612) 215-4535
Jack Nielsen, Director, Investor Relations	(612) 215-4559
Cindy Hoffman, Senior Investor Relations Analyst	(612) 215-4536

For news media inquiries only, please call Xcel Energy media relations	(612) 215-5300
Xcel Energy Internet address: www.xcelenergy.com

This information is not given in connection with any

sale, offer for sale or offer to buy any security.

XCEL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(Thousands of Dollars, Except Per Share Data)

	Three months ended Sept. 30,		Nine months ended Sept. 30,

	2007	2006	2007	2006
Operating revenues:
Electric utility	$2,199,533	$2,159,844	$5,935,031	$5,792,287
Natural gas utility	184,161	230,293	1,442,451	1,519,423
Nonregulated and other	16,303	21,454	53,469	61,858
Total operating revenues	2,399,997	2,411,591	7,430,951	7,373,568

Operating expenses:
Electric fuel and purchased power — utility	1,101,844	1,160,896	3,113,314	3,106,804
Cost of natural gas sold and transported — utility	89,245	136,795	1,049,601	1,156,042
Cost of sales — nonregulated and other	4,452	4,096	14,179	16,763
Other operating and maintenance expenses — utility	443,599	410,063	1,338,934	1,286,426
Other operating and maintenance expenses - nonregulated	7,403	8,292	19,434	20,470
Depreciation and amortization	191,663	208,657	619,770	614,982
Taxes (other than income taxes)	66,021	71,551	210,432	221,410
Total operating expenses	1,904,227	2,000,350	6,365,664	6,422,897

Operating income	495,770	411,241	1,065,287	950,671

Interest and other income, net of nonoperating expenses	6,448	5,582	15,503	15,975
Allowance for funds used during construction — equity	9,023	8,300	25,294	16,752

Interest charges and financing costs:
Interest charges — (includes other financing costs of $4,924, $6,165, $16,518 and $18,770, respectively)	137,432	121,715	390,407	360,297
Allowance for funds used during construction — debt	(8,481)	(8,363)	(24,129)	(22,245)
Total interest charges and financing costs	128,951	113,352	366,278	338,052

Income from continuing operations before income taxes	382,290	311,771	739,806	645,346
Income taxes	135,945	97,923	255,178	190,289
Income from continuing operations	246,345	213,848	484,628	455,057
Income from discontinued operations, net of tax	5,369	10,614	(37,202)	18,978
Net income	251,714	224,462	447,426	474,035
Dividend requirements on preferred stock	1,060	1,060	3,180	3,180
Earnings available for common shareholders	$250,654	$223,402	$444,246	$470,855

Weighted average common shares outstanding (in thousands):
Basic	419,822	406,123	413,555	405,234
Diluted	433,387	430,000	432,811	429,095
Earnings per share — basic:
Income from continuing operations	$0.58	$0.52	$1.16	$1.12
Income (loss) from discontinued operations	0.02	0.03	(0.09)	0.04
Total	$0.60	$0.55	$1.07	$1.16
Earnings per share — diluted:
Income from continuing operations	$0.57	$0.50	$1.13	$1.08
Income (loss) from discontinued operations	0.01	0.03	(0.08)	0.04
Total	$0.58	$0.53	$1.05	$1.12

Cash dividends declared per common share	$0.23	$0.22	$0.68	$0.66

 XCEL ENERGY INC. AND SUBSIDIARIES

Notes to Investor Relations Release (Unaudited)

Due to the seasonality of Xcel Energy’s operating results, quarterly financial results are not an appropriate base from which to project annual results.

Note 1.  Earnings per Share Summary

The following table summarizes the diluted earnings per share contributions of Xcel Energy’s businesses.

	Three months ended Sept. 30,		Nine months ended Sept. 30,

Diluted earnings (loss) per share	2007	2006	2007	2006
Regulated utility segments — continuing operations — Note 2	$0.60	$0.50	$1.22	$1.11
Holding company and other costs	(0.03)	—	(0.09)	(0.03)
Earnings per share — continuing operations	0.57	0.50	1.13	1.08

Income (loss) from discontinued operations — Note 3	0.01	0.03	(0.08)	0.04
Total earnings per share	$0.58	$0.53	$1.05	$1.12

The higher holding company and other costs in 2007 are primarily attributable to higher financing costs.  In addition, holding company and other costs were lower as a result of certain tax benefits in 2006.

The following table summarizes significant components contributing to the changes in the third quarter of 2007 diluted earnings per share compared with the same period in 2006, which are discussed in more detail later in the release.

	Three months ended Sept. 30,	Nine months ended Sept. 30,

2006 Earnings per share	$0.53	$1.12

Components of change — 2007 vs. 2006
Higher base electric utility margins	0.15	0.21
Lower short-term wholesale and commodity trading margins	(0.01)	(0.01)
Higher utility operating and maintenance expense	(0.05)	(0.07)
Higher natural gas margins	—	0.04
Lower (higher) depreciation and amortization expense	0.02	(0.01)
Higher financing costs	(0.02)	(0.04)
Higher effective tax rate	(0.04)	(0.08)
Other	0.02	0.01
Net change in earnings per share — continuing operations	0.07	0.05

Changes in earnings per share — discontinued operations	(0.02)	(0.12)

2007 Earnings per share	$0.58	$1.05

Note 2.  Regulated Utility Segment Results — Continuing Operations

Estimated Impact of Temperature Changes on Regulated Earnings —The following table summarizes the estimated impact of temperature variations on utility results included in continuing operations, compared with sales under normal weather conditions.

	Three months ended Sept. 30,			Nine months ended Sept. 30,

	2007 vs. Normal	2006 vs. Normal	2007 vs. 2006	2007 vs. Normal	2006 vs. Normal	2007 vs. 2006
Retail electric	$0.04	$0.03	$0.01	$0.06	$0.05	$0.01
Firm natural gas	—	0.01	(0.01)	—	(0.02)	0.02
Total	$0.04	$0.04	$—	$0.06	$0.03	$0.03

Sales Growth — The following table summarizes Xcel Energy’s regulated utility growth from continuing operations for actual and weather-normalized energy sales for the three- and nine-month periods ended Sept. 30, 2007, compared with the same period in 2006.

	Three months ended Sept. 30,		Nine months ended Sept. 30,

	Actual	Normalized	Actual	Normalized
Electric residential	3.1%	2.0%	2.5%	1.7%
Electric commercial and industrial	2.8	1.9	1.9	1.9
Total retail electric sales	2.9	2.0	1.9	1.7
Firm natural gas sales *	(27.6)	(16.7)	9.2	(0.3)

*                 Due to the low volume of natural gas sales for the third quarter, the firm natural gas sales decline is not a meaningful measure.

Base Electric Utility, Short-term Wholesale and Commodity Trading Margins — The following table details the revenues and margin for base electric utility, short-term wholesale and commodity trading activities that are included in continuing operations:

(Millions of dollars)	Base Electric Utility	Short-term Wholesale	Commodity Trading	Consolidated Total
Three months ended Sept. 30, 2007
Electric utility revenues (excluding commodity trading)	$2,129	$69	$—	$2,198
Electric fuel and purchased power utility	(1,041)	(61)	—	(1,102)
Commodity trading revenues	—	—	74	74
Commodity trading expenses	—	—	(72)	(72)
Gross margin before operating expenses	$1,088	$8	$2	$1,098
Margin as a percentage of revenues	51.1%	11.6%	2.7%	48.3%

Three months ended Sept. 30, 2006
Electric utility revenues (excluding commodity trading)	$2,089	$63	$—	$2,152
Electric fuel and purchased power-utility	(1,106)	(55)	—	(1,161)
Commodity trading revenues	—	—	185	185
Commodity trading expenses	—	—	(177)	(177)
Gross margin before operating expenses	$983	$8	$8	$999
Margin as a percentage of revenues	47.1%	12.7%	4.3%	42.7%

Nine months ended Sept. 30, 2007
Electric utility revenues (excluding commodity trading)	$5,745	$184	$—	$5,929
Electric fuel and purchased power utility	(2,946)	(167)	—	(3,113)
Commodity trading revenues	—	—	227	227
Commodity trading expenses	—	—	(221)	(221)
Gross margin before operating expenses	$2,799	$17	$6	$2,822
Margin as a percentage of revenues	48.7%	9.2%	2.6%	45.8%

Nine months ended Sept. 30, 2006
Electric utility revenues (excluding commodity trading)	$5,644	$134	$—	$5,778
Electric fuel and purchased power-utility	(2,989)	(118)	—	(3,107)
Commodity trading revenues	—	—	520	520
Commodity trading expenses	—	—	(506)	(506)
Gross margin before operating expenses	$2,655	$16	$14	$2,685
Margin as a percentage of revenues	47.0%	11.9%	2.7%	42.6%

Note — The short-term wholesale and commodity trading results in the above table reflect the estimated impacts of the regulatory sharing of certain margins.

Base Electric Utility Margin

	Three months ended Sept. 30, 2007 vs. 2006	Nine months ended Sept. 30, 2007 vs. 2006
(Millions of dollars)
Public Service Co — Colorado (PSCo) electric retail rate increase	$31	$85
Retail sales growth (excluding weather impact)	16	41
Firm wholesale	12	10
Conservation and non-fuel riders (offset in O&M expenses)	11	20
Transmission fee classification change (offset in O&M expenses)	11	—
MERP rider	8	22
Estimated impact of weather	7	9
NSP-Wisconsin fuel cost recovery	2	(14)
SPS potential regulatory settlements	(1)	(14)
Other, including sales mix, other fuel recovery and purchased capacity costs	8	(15)
Total increase in base electric utility margin	$105	$144

Short-Term Wholesale Margin

Short-term wholesale margins consist of energy-related purchase and sales activity and the use of certain financial instruments associated with the fuel required for and energy produced from Xcel Energy’s generation assets and energy and capacity purchased to serve native load.  Commodity trading margins are not associated with Xcel Energy’s generation assets or the capacity and energy purchased to serve native load.

Short-term wholesale and commodity trading margins decreased approximately $6 million during the third quarter of 2007 and decreased $7 million for the first nine months of 2007, when compared to the same periods in 2006.  As expected, short-term wholesale margins declined due to retail sales growth, which reduced generation available for sale in the wholesale market.

Natural Gas Utility Margins - The following table details the changes in natural gas utility revenues and margin. The cost of natural gas tends to vary with changing sales requirements and the unit cost of natural gas purchases. However, due to purchased natural gas cost recovery mechanisms for sales to retail customers, fluctuations in the cost of natural gas have little effect on natural gas margin.

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
(Millions of dollars)	2007	2006	2007	2006
Natural gas utility revenues	$184	$230	$1,442	$1,519
Cost of natural gas sold and transported	(89)	(137)	(1,050)	(1,156)
Natural gas utility margin	$95	$93	$392	$363

The following table summarizes the components of the changes in natural gas margin for the three and nine months ended Sept. 30:

Natural Gas Margin

	Three months ended Sept. 30, 2007 vs. 2006	Nine months ended Sept. 30, 2007 vs. 2006
(Millions of dollars)
Base rate changes — Minnesota, North Dakota, Colorado	$3	$11
Sales decline - excluding weather impact	(3)	—
Transportation	2	4
Service and facility fees revenue	2	7
Estimated impact of weather	(1)	12
Other, including late payment fees and other miscellaneous revenue	(1)	(5)
Total increase in natural gas margin	$2	$29

Other Operating and Maintenance Expenses — Utility — Other operating and maintenance expenses for the third quarter of 2007 increased by approximately $34 million, or 8.2 percent, compared with the same period in 2006.  Other operating and maintenance expenses for the first nine months of 2007 increased $53 million, or 4.1 percent, compared with the same period in 2006. For more information see the following table:

	Three months ended Sept. 30, 2007 vs. 2006	Nine months ended Sept. 30, 2007 vs. 2006
(Millions of dollars)
Higher conservation incentive programs (offset in electric margins)	$13	$9
Transmission fee classification change (offset in electric margins)	11	—
Higher uncollectible receivable costs	7	9
Higher combustion/hydro plant costs	4	18
Lower employee benefit costs	(3)	(14)
Higher (lower) consulting costs	(2)	5
Higher nuclear plant operation costs	2	10
Higher donations	2	7
Higher nuclear plant outage costs	—	4
Other		5
Total increase in other operating and maintenance expenses-utility	$34	$53

Lower current period and year-to-date performance based incentive plan expense as well as active and retiree healthcare expense due in part to lower claims experience were the primary factors contributing to the lower employee benefit costs.  The transmission fee classification change was the result of a year-to-date reclassification of transmission expense in September 2006 from other operating and maintenance expenses-utility to electric utility margin, with no impact on operating income or net income.

Depreciation and Amortization — Depreciation and amortization expense decreased by approximately $17 million, or 8.1 percent, for the third quarter, and increased by approximately $5 million, or 0.8 percent, for the first nine months of 2007, compared with the same periods in 2006.  The decrease was primarily due to the Minnesota Public Utilities Commission (MPUC) approval of NSP-Minnesota’s remaining lives depreciation filing lengthening the life of the Monticello nuclear plant by 20 years, effective as of Jan. 1, 2007, as well as certain other smaller plant life adjustments.  The adjustments from this order resulted in an approximately $31 million reduction of depreciation expense in the third quarter.  The completion of the upgrade to the King plant, which came on-line in July 2007,  increased depreciation expense this quarter by $3.5 million.  These two events, when combined with the normal increase in depreciation expense from increased capital expenditures for planned system expansion, resulted in the net $17 million decrease for the quarter.

Income taxes — Income taxes for continuing operations increased by $38 million for the third quarter of 2007, compared with 2006.  The increase in income tax expense was primarily due to an increase in pretax income. The effective tax rate for continuing operations was 35.6 percent for the third quarter of 2007, compared with 31.4 percent for the same period in 2006.  The lower effective tax rate for third quarter 2006 was primarily due to tax benefits of $9.8 million associated with the reversal of a regulatory reserve related to income taxes in the third quarter 2006.  Excluding this benefit, the effective tax rate for third quarter 2006 would have been 34.6 percent.

Income taxes for continuing operations increased by $65 million for the first nine months of 2007, compared with 2006.  The increase in income tax expense was due to an increase in pretax income in 2007.  In addition, the effective tax rate was lower in 2006 due to the recognition of $27 million of tax benefits from the reversal of a regulatory reserve related to income taxes and realized capital loss carryforwards.  The effective tax rate for continuing operations was 34.5 percent for the first nine months of 2007, compared with 29.5 percent for the same period in 2006.  Excluding these benefits, the effective tax rate for the first nine months 2006 would have been 33.7 percent.

Note 3.  Results from Discontinued Operations

A summary of the earnings per share - diluted components of discontinued operations is as follows:

	Three months ended Sept. 30,		Nine months ended Sept. 30,

	2007	2006	2007	2006
PSRI earnings	$0.01	$0.02	$0.04	$0.04
COLI tax settlement, net of tax	—	—	(0.13)	—
Other	—	0.01	0.01	—
Total discontinued operations	$0.01	$0.03	$(0.08)	$0.04

IRS Corporate-Owned Life Insurance (COLI) Settlement

Xcel Energy and the U.S. government have had an ongoing dispute regarding PSCo’s right to deduct interest expense on policy loans related to its COLI program that insured lives of certain PSCo employees.  These policies are owned and managed by PSR Investments, Inc. (PSRI).  PSRI is a wholly owned subsidiary of PSCo.  The total exposure for the tax years in dispute through 2007 was approximately $583 million, which includes income tax, interest and potential penalties.

On June 19, 2007, Xcel Energy and the United States reached a settlement in principle resolving the dispute regarding the proper tax treatment of COLI policies.

On Sept. 20, 2007, Xcel Energy submitted its formal offer in compromise to settle the dispute relating to the proper tax treatment of the COLI policies beginning with tax year 1993 and for all years thereafter. On Sept. 21, 2007, the United States accepted the terms of that settlement offer, which are essentially the same as the settlement in principle reached on June 19, 2007.  The U.S. government’s letter terminates the tax litigation pending between the parties for tax years 1993-2002 and also specifies the agreed tax treatment for certain aspects of those policies for subsequent tax years.

Terms of the Final Settlement

The essential financial terms of the settlement, as accepted, are as follows:

•                  Xcel Energy will pay the government a total of $64.4 million in full settlement of the government’s claims for tax, penalty, and interest for tax years 1993-2007.

•                  Xcel Energy will pay that settlement amount as follows:

•                  $32.2 million of that amount will be satisfied by tax and interest amounts that Xcel Energy has paid or is deemed under the terms of the settlement to have made to the government with respect to tax years 1993 and 1994.

•                  Xcel Energy will satisfy the remaining settlement amount owed by paying the government $32.2 by Oct. 31, 2007.

•                  The total settlement amount will be allocated toward specified amounts of tax, penalty, and interest owed for 1993 and 1994 and other amounts of tax and interest owed for 1995.

•                  Except as stated above, Xcel Energy will be entitled to claim COLI related interest deductions for tax years 1995-2007.

•                  Xcel Energy will surrender the policies to its insurer by Oct. 31, 2007 without having to recognize a taxable gain on the surrender.

As a result of the settlement, which will allow PSRI to unwind the COLI program in a tax efficient manner, PSRI will no longer receive a tax benefit associated with COLI or incur the costs of the COLI program.  The earnings from PSRI and the COLI settlement costs are accounted for as discontinued operations.

Note 4. Xcel Energy Capital Structure and Financing

Following is the preliminary capital structure of Xcel Energy at Sept. 30, 2007:

(Billions of dollars)	Balance at Sept. 30, 2007	Percentage of Total Capitalization
Current portion of long-term debt	$0.3	2%
Short-term debt	0.4	3%
Long-term debt	7.3	51%
Total debt	8.0	56%

Preferred equity	0.1	1%
Common equity	6.1	43%
Total equity	6.2	44%

Total capitalization	$14.2	100%

During the fourth quarter, Xcel Energy anticipates issuing approximately $400 to $500 million of hybrid securities (debt securities with a 60-year final term that receive partial equity credit from the rating agencies) to fund equity investments in our utility subsidiaries and repay short-term debt.

Note 5.  Rates and Regulation

NSP — Wisconsin Electric and Gas Rate Case Filing - On June 1, 2007, NSP-Wisconsin filed with the Public Service Commission of Wisconsin (PSCW) a request to increase retail electric rates by $67.4 million and retail natural gas rates by $5.3 million, representing overall increases of 14.3 percent and 3.3 percent, respectively.  The request assumes a common equity ratio of 53.86 percent and a return on equity of 11.00 percent and combined electric and natural gas rate base of approximately $640 million.

On Oct. 15, 2007, the PSCW staff and intervenors filed testimony in response to NSP-Wisconsin’s requested increase. The PSCW staff recommended an electric rate increase of approximately $44.1 million and a natural gas rate increase of $4.3 million, based on a return on equity of 10.75 percent and a common equity ratio of 53.58 percent.  The PSCW staff testimony recommended adjustments that would decrease NSP-Wisconsin’s electric request by approximately $23.3 million.  Approximately half of the PSCW staff’s adjustments are based on new or revised data since the filing was prepared.  Specifically, PSCW staff increased 2008 forecast electric revenues based on a more recent forecast of electric sales and energy losses and also recognized the increased revenues generated by the electric fuel surcharge approved by the PSCW on Oct. 11, 2007.  These adjustments, if accepted by the PSCW, will not have an earnings impact on NSP-Wisconsin.  The remaining adjustments, discussed in PSCW staff testimony, relate to reductions in rate base, operating and maintenance expenses and amortization expenses.

Rebuttal testimony is due on Oct. 29, 2007.  Technical and public hearings are scheduled for Nov. 8, 2007, and Nov. 12, 2007, respectively.  The PSCW is expected to act upon the request in December 2007 and new rates are expected to be implemented in early 2008.

NSP — Minnesota Annual Review of Remaining Lives Depreciation Filing — On June 4, 2007, NSP-Minnesota recommended lengthening the life of the Monticello nuclear plant by 20 years, effective Jan. 1, 2007, as well as certain other smaller life adjustments as part of its annual review of remaining lives depreciation filing.

On Sept. 20, 2007, the Minnesota Public Utilities Commission (MPUC) approved NSP-Minnesota’s remaining lives depreciation filing lengthening the life of the Monticello nuclear plant by 20 years, effective as of Jan. 1, 2007, as well as certain other smaller life adjustments. In addition, the MPUC also approved an adjustment to rate base to be used in the next electric rate case that will hold ratepayers indifferent to this change in remaining lives between rate cases. NSP-Minnesota calculated the revenue requirement associated with this adjustment to be approximately $1.4 to $2.8 million, depending on the timing of the next electric rate case.  As a result, depreciation expense was reduced approximately $31 million in the third quarter of 2007.

New Mexico Electric Rate Case- On July 30, 2007, SPS filed with the New Mexico Public Regulation Commission (NMPRC) requesting a New Mexico retail electric general rate increase of $17.3 million annually or a 6.6 percent increase.  The rate filing is based on a 2006 calendar year base period adjusted for known and measurable changes and includes a requested rate of return on equity of 11.0 percent, an electric net rate base of approximately $307.3 million allocated to the New Mexico retail jurisdiction and an equity ratio of 51.2 percent.  The NMPRC suspended the requested effective date for an additional nine months beyond the requested effective date.   Intervenor testimony is due Dec. 21, 2007, and hearings are scheduled for Jan. 28-Feb. 1, 2008.  A decision on the request is expected in the second quarter of 2008, and final rates are expected to be implemented in mid-2008.

Note 6.  Legal Proceedings

In 1998, NSP-Minnesota filed a complaint in the U.S. Court of Federal Claims against the United States, requesting breach of contract damages for the Department of Energy’s failure to begin disposing of spent nuclear fuel from Prairie Island and Monticello.

On Sept. 26, 2007, the Court awarded NSP-Minnesota $116.5 million.  The damage award included $43 million for the construction and operation of on-site storage facilities; $49 million for compliance with legislative mandates; and $25 million to cover expenses associated with efforts to develop an off-site private storage facility.

Results of the judgment will not be recorded in earnings until cash is received and the regulatory treatment and amounts to be shared with rate payers has been resolved.  Given the uncertainty of a potential appeal and regulatory treatment by the various utility commissions, it is unclear as to how much, if any, of this judgment will ultimately have a net impact on earnings.

Note 7.  Xcel Energy Capital Expenditure Forecast

The capital expenditure programs of Xcel Energy are subject to continuing review and modification.  Actual utility construction expenditures may vary from the estimates due to changes in electric and natural gas projected load growth, the desired reserve margin and the availability of purchased power, compliance with current and future environmental requirements, as well as alternative plans for meeting Xcel Energy’s long-term energy needs.  Plans for meeting future resource needs are subject to the review, potential modification and approval by regulatory agencies in the jurisdictions in which Xcel Energy operates.

The following is the consolidated Xcel Energy capital expenditure forecast:

Project Description	2007		2008		2009		2010		2011
(Millions of dollars)
Base and other capital expenditures	$1,080		$1,245		$1,310		$1,310		$1,300
MERP	290		170		25		10		—
Comanche 3	360		330		60		10		—
Sherco upgrade	5		5		20		75		230
Minnesota transmission	155		20		50		15		—
CapX 2020	5		20		15		100		270
MN Wind generation	80		135		—		—		—
Nuclear capacity increases and life extension	25		75		120		180		200
Total committed	$2,000		$2,000		$1,600		$1,700		$2,000
Potential resource plan	—		$100-$200		$200-$400		$200-$400		$200-$500
Total range	$2,000	$ $	2,100- 2,200	$ $	1,800- 2,000	$ $	1,900- 2,100	$ $	2,200- 2,500

Consistent with Xcel Energy's strategy, potential resource plan projects primarily represent wind generation, including required transmission, as well as natural gas generation that likely will result from the Colorado and Minnesota resource plans, which will be filed in the fourth quarter of 2007.  These potential projects will require commission approval.

Note 8.  Xcel Energy Earnings Guidance

Xcel Energy’s 2007 diluted earnings per share and key assumptions are detailed in the following table.

2007 EPS Range
Utility operations	$1.51 - $1.55
Holding company financing costs and other	$(0.13)
Xcel Energy Continuing Operations	$1.38 - $1.42

Total Discontinued Operations	$(0.07)

Total Xcel Energy	$1.31 - $1.35

Key Assumptions for 2007:

•                  Normal weather patterns are experienced during the remainder of the year.

•                  No material incremental accruals related to the SPS regulatory proceedings.

•                  Weather-adjusted retail electric utility sales grow by approximately 1.6 percent to 2.0 percent.

•                  Weather-adjusted retail firm natural gas sales grow by approximately 0.0 percent to 1.0 percent.

•                  Short-term wholesale and commodity trading margins are within a range of $25 million to $35 million.

•                  Capacity costs at NSP-Minnesota and SPS are projected to increase approximately $25 million.  Capacity costs at PSCo are recovered under the Purchased Capacity Cost Adjustment.

•                  Utility operating and maintenance expenses increase approximately 4 percent.

•                  Depreciation expense is projected to increase approximately $5 million to $15 million over 2006 results, reflecting the MPUC’s approval to extend the depreciation life of the Monticello nuclear plant and other smaller adjustments.

•                  Interest expense increases approximately $30 million to $40 million over 2006 results.

•                  Allowance for funds used during construction-equity increases approximately $10 million to $15 million over 2006 results.

•                  The effective tax rate for continuing operations is approximately 32 percent to 35 percent.

•                  Average common stock and equivalents total approximately 434 million shares.

Xcel Energy’s 2008 diluted earnings per share and key assumptions are detailed in the following table.

2008 EPS Range
Utility operations	$1.61 - $1.71
Holding company financing costs and other	$(0.16)
Xcel Energy Continuing Operations	$1.45 - $1.55

Key Assumptions for 2008:

•                  Normal weather patterns are experienced during the year.

•                  Regulatory approval of various riders associated with MERP, Minnesota and Colorado transmission and Minnesota renewable energy, which are expected to increase revenue by approximately $65 million to $75 million over projected 2007 levels.

•                  Reasonable regulatory outcomes in Wisconsin electric and gas rate cases, New Mexico electric rate case, Texas electric rate case and North Dakota electric rate case.

•                  No material incremental accruals related to the SPS regulatory proceedings.

•                  Weather-adjusted retail electric utility sales grow by approximately 1.8 percent to 2.2 percent.

•                  Weather-adjusted retail firm natural gas sales grow by approximately 0.0 percent to 1.0 percent.

•                  Short-term wholesale and commodity trading margins are within a range of $20 million to $30 million.

•                  Capacity costs at NSP-Minnesota and SPS are projected to increase approximately $45 million to $55 million over projected 2007 levels.  We expect regulatory recovery of approximately $12 million of the increase of capacity costs at SPS.  Capacity costs at PSCo are recovered under the Purchased Capacity Cost Adjustment.

•                  Utility operating and maintenance expenses increase between 3 percent and 4 percent.

•                  Depreciation expense is projected to increase approximately $60 million to $70 million over projected 2007 levels.

•                  Interest expense increases approximately $25 million to $35 million over projected 2007 levels.

•                  Allowance for funds used during construction-equity increases approximately $35 million to $45 million over projected 2007 levels.

•                  The effective tax rate for continuing operations is approximately 32 percent to 35 percent.

•                  Average common stock and equivalents total approximately 438 million shares.

XCEL ENERGY INC. AND SUBSIDIARIES

UNAUDITED EARNINGS RELEASE SUMMARY

All amounts in thousands, except earnings per share

Three months ended Sept. 30,	2007	2006
Operating revenues:
Electric and natural gas utility and trading margins	$2,383,694	$2,390,137
Nonregulated and other	16,303	21,454
Total operating revenues	2,399,997	2,411,591

Income from continuing operations	246,345	213,848
Income from discontinued operations	5,369	10,614
Net income	251,714	224,462

Earnings available for common shareholders	250,654	223,402
Weighted average diluted common shares outstanding	433,387	430,000

Segments and Components of Earnings per Share — Diluted
Regulated utility segments — continuing operations	$0.60	$0.50
Holding company and other costs	(0.03)	—
Earnings per share - continuing operations	0.57	0.50

Discontinued operations	0.01	0.03

Total earnings per share	$0.58	$0.53

Nine months ended Sept. 30,	2007	2006
Operating revenues:
Electric and natural gas utility and trading margins	$7,377,482	$7,311,710
Nonregulated and other	53,469	61,858
Total operating revenues	7,430,951	7,373,568

Income from continuing operations	484,628	455,057
Income from discontinued operations	(37,202)	18,978
Net income	447,426	474,035

Earnings available for common shareholders	444,246	470,855
Weighted average diluted common shares outstanding	432,811	429,095

Segments and Components of Earnings per Share — Diluted
Regulated utility segments — continuing operations	$1.22	$1.11
Holding company and other costs	(0.09)	(0.03)
Earnings per share - continuing operations	1.13	1.08

Discontinued operations	(0.08)	0.04

Total earnings per share	$1.05	$1.12

Book value per share	$14.67	$13.99